As filed with the Securities and Exchange Commission on November 10, 2026

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KORU Medical Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-3044880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Corporate Drive Mahwah, NJ	07430
(Address of Principal Executive Offices)	(Zip Code)

KORU Medical Systems, Inc. 2024 Omnibus Equity Incentive Plan, as amended
(Full Title of the Plans)

Copies of all correspondence to:

Heather R. Badami, Esq. Royer Cooper Cohen Braunfeld LLC Three Logan Square 1717 Arch Street, Suite 4700 Philadelphia, PA 19103
(Name and address of agent for service)

(215) 839-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 (this “Registration Statement”) is being filed by KORU Medical Systems, Inc., a Delaware corporation (the “Registrant”, the “Company”, “we” or “our”) to register an additional 2,300,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable upon exercise of awards granted under the KORU Medical Systems, Inc. 2024 Omnibus Equity Incentive Plan (the “2024 Plan”), which are securities of the same class and relate to the same employee benefit plan as those shares of common stock registered on the Registrant’s registration statement on Form S-8 previously filed with the Securities and Exchange Commission on July 10, 2024 (Registration No. 333-280738). These additional 2,300,000 shares of Common Stock were added to the 2024 Plan pursuant to the adoption of Amendment No. 1 to the 2024 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants of the 2024 Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein (other than any documents or portions of documents that are deemed “furnished” and not “filed” in accordance with Commission rules, including information furnished under Item 2.02 or Item 7.01 of Form 8-K and any exhibits furnished in connection with such items):

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 12, 2026;

(b)	Our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 9, 2026;

(c)	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 6, 2026, the quarter ended June 30, 2026, filed with the Commission on August 5, 2026 and the quarter ended September 30, 2026, filed with the Commission on November 10, 2026;

(d)	Our Current Reports on Form 8-K, filed with the Commission on January 12, 2026, February 11, 2026, March 12, 2026, March 16, 2026, April 3, 2026, May 6, 2026, May 21, 2026, June 30, 2026, August 5, 2026, August 14, 2026 and November 10, 2026;

(e)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(f)	The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A12B filed with the Commission on October 15, 2019, as amended by the Form 8-A12B/A filed with the Commission on May 17, 2023, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; provided, however, that documents or portions of documents (including exhibits) that are deemed “furnished” and not “filed” in accordance with Commission rules, including information furnished under Item 2.02 or Item 7.01 of Form 8-K and any related exhibits, shall not be deemed incorporated by reference in this Registration Statement unless expressly so incorporated.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). The DGCL provides that a corporation shall have the power to indemnify a person made a party to a proceeding because he is or was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if the person (i) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in the case of any criminal proceeding, the director had no reasonable cause to believe the conduct was unlawful, provided however, for a proceeding in the right of the corporation to procure a judgment in its favor, no indemnification may be made if such person is adjudged to be liable to the corporation, unless a court determines that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnify for such expenses.

Our certificate of incorporation and amended and restated by-laws provides that, to the maximum extent permitted by law, we must indemnify a director or officer of the Company or any predecessor to the Company or a person who serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Company. Additionally, our amended and restated by-laws also provides that notwithstanding the forgoing, the Company is only required to indemnify a director or officer in connection with a proceeding commenced by such person only if the proceeding was authorized by the board of directors of the Company. The Company must pay a director’s or officer’s reasonable defense costs, including attorneys’ fees, in advance of a proceeding’s final disposition, provided however, that the person must first give an undertaking to repay all amounts advanced if a final, unappealable court decision finds such person was not entitled to indemnification. Under the DGCL, indemnification would cover expenses, including attorneys’ fees, judgments, fines, amounts paid in settlement actually and reasonably incurred by such person.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	KORU Medical Systems, Inc. 2024 Omnibus Equity Incentive Plan (incorporated by reference to Appendix A to our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2024).

4.2	Amendment No. 1 to the KORU Medical Systems, Inc. 2024 Omnibus Equity Incentive Plan (incorporated by reference to Annex A to our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2026).

4.3	Certificate of Incorporation effective May 16, 2023 (incorporated by reference to our Form 8-K filed with the SEC on May 17, 2023).

4.4	Amended and Restated By-laws effective February 5, 2026 (incorporated by reference to our Form 8-K filed with the SEC on February 11, 2026).

4.5	Amendment No. 1 to Amended and Restated By-laws effective August 13, 2026 (incorporated by reference to our Form 8-K filed with the SEC on August 14, 2026).

5.1	Opinion of Royer Cooper Cohen Braunfeld LLC (regarding validity) (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Royer Cooper Cohen Braunfeld LLC (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

107	Filing Fee Table (filed herewith)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or ‘‘Calculation of Registration Fee’’ table, as applicable, in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mahwah, State of New Jersey, on November 10, 2026.

KORU Medical Systems, Inc.

By:	/s/ Adam Kalbermatten
	Name:	Adam Kalbermatten
	Title:	Chief Executive Officer

We, the undersigned officers and directors of KORU Medical Systems, Inc., hereby severally constitute and appoint Adam Kalbermatten and Thomas Adams, and each of them singly, our true and lawful attorneys with full power to either of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable KORU Medical Systems, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Adam Kalbermatten	President and Chief Executive Officer
Adam Kalbermatten	(Principal Executive Officer)	November 10, 2026

/s/ Thomas Adams	Chief Financial Officer and Treasurer
Thomas Adams	(Principal Financial Officer and Principal Accounting Officer)	November 10, 2026

/s/ R. John Fletcher
R. John Fletcher	Chairman of the Board and Director	November 10, 2026

/s/ Robert A. Cascella
Robert A. Cascella	Director	November 10, 2026

/s/ Donna French
Donna French	Director	November 10, 2026

/s/ Joseph M. Manko, Jr.
Joseph M. Manko, Jr.	Director	November 10, 2026

/s/ Shahriar (Shar) Matin
Shahriar (Shar) Matin	Director	November 10, 2026

/s/ Edward Wholihan
Edward Wholihan	Director	November 10, 2026

/s/ Linda Tharby
Linda Tharby	Director	November 10, 2026